EXHIBIT 99

Contact:

Martin O’Grady	Pippa Isbell
Vice President, Chief Financial Officer	Vice President, Corporate Communications
Tel: +44 20 7921 4038	Tel: +44 20 7921 4065
E: martin.ogrady@orient-express.com	E: pippa.isbell@orient-express.com

FOR IMMEDIATE RELEASE

February 23, 2010

ORIENT-EXPRESS HOTELS REPORTS FOURTH QUARTER

AND FULL YEAR 2009 RESULTS

Fourth Quarter Earnings Summary

•      Fourth quarter total revenues, excluding Real Estate, up 17% to $113.6 million

•      Same store revenue from owned hotels up 13%

•      Same store RevPAR down 7% in local currency, up 11% in US dollars

•      Trains and cruises revenue up 7%

•      Adjusted EBITDA before Real Estate, up $3.3 million to $13.5 million

Key events

•      In January 2010, raised $131 million of cash in common share offering for acquisition of strategic assets in Sicily, debt reduction and general corporate purposes

•      In January 2010, acquired Grand Hotel Timeo and Villa Sant’Andrea in Taormina, Sicily for €81 million ($117 million)

•      Joint venture in Peru acquired fourth property, Hotel Rio Sagrado in the Sacred Valley of the Incas, between Cuzco and Machu Picchu

•      Sold Lilianfels Blue Mountains, Australia for AUD21 million ($19.3 million)

•      Concluded sale of Windsor Court Hotel, New Orleans for $44.25 million

•      Total proceeds from non-core asset sales agreed in 2009 of $108 million

•      Sold a further 10 apartments at Porto Cupecoy, St. Martin for $6.7 million

Hamilton, Bermuda, February 23, 2010.  Orient-Express Hotels Ltd. (NYSE: OEH, www.orient-express.com), owners or part-owners and managers of 50 luxury hotels, restaurants, tourist trains and river cruise properties operating in 24 countries, today announced its results for the fourth quarter and full year ended December 31, 2009.

For the fourth quarter, the Company reported a net loss of $16.8 million (loss of $0.22 per common share) on revenue of $113.6 million, compared with a net loss of $48.1 million (loss of $1.04 per common share) on revenue of $70.7 million in the fourth quarter of 2008. The net loss from continuing operations for the period was $9.1 million (loss of $0.12 per common share), compared with a net loss of $39.8 million (loss of $0.86 per common share) in the fourth quarter of 2008. The adjusted net loss from continuing operations for the period was $9.6 million ($0.12 per common share), compared with adjusted net earnings of $0.1 million ($0.00 per common share) in the fourth quarter of 2008.

Paul White, President and Chief Executive Officer said, “The early signs of stability seen at the end of the third quarter continued through quarter four, with growth in hotel revenues in all regions and overall revenues (pre Real Estate) up 17%.  EBITDA margin was ahead of 2008, with the result that adjusted EBITDA (pre Real Estate) grew by $3.3 million to $13.5 million.  Whilst we cannot yet celebrate the end of these challenging times, these results, coupled with improved bookings pace, are strong indicators that the revenue and RevPAR declines of 2009 will not be repeated in 2010.

“In January 2010, we completed the acquisition of two rare assets in Italy, supported by a $131 million equity raise.  Elements of this purchase meet every one of Orient-Express Hotels’ investment criteria, including the unique and iconic status of the Grand Hotel Timeo, the location of the properties, the financial upside and barriers to entry.  They typify Orient-Express Hotels’ core business - established properties with history and personality.  Currently, they both punch below their weight and because they occupy a premier position in the Sicilian market, we are confident we can make significant improvements in performance, as we integrate the properties into the Orient-Express Hotels collection and bring RevPAR and operating margins in line with our existing Italian portfolio.  The two hotels will open, post initial renovations, in May 2010.

“2009 has been a very challenging year,” White continued, “with revenues from continuing operations (pre Real Estate) down 14%, or $76.8 million.  We have maintained discipline in all areas of expenditure, and most importantly we have made good progress in the management of the portfolio.  Hotel das Cataratas was renovated to Orient-Express standards, we increased the number of keys at Jimbaran Puri Bali by 22 and we relaunched an improved Road to Mandalay after it was badly damaged in Cyclone Nargis.  Porto Cupecoy, our Real Estate development in St. Martin, successfully opened in January 2010.”

Business Highlights

Revenue, excluding Real Estate revenue, was $113.6 million in the fourth quarter of 2009, up $16.8 million from the fourth quarter of 2008. On a same store basis, revenue, excluding Real Estate revenue, was up 9% in US dollars or by $8.7 million.

Revenue from Owned Hotels for the fourth quarter was $90.5 million, including $11.6 million from Charleston Place, South Carolina, which was consolidated from January 1, 2009.  On a same store basis, revenue from Owned Hotels increased by 13% year over year. Owned Hotels same store RevPAR was down 7% in local currency. However, because of a weakening of the US dollar in the last quarter, RevPAR in US dollars was up 11% compared to the fourth quarter of last year.

Trains and Cruises revenue in the fourth quarter was $16.2 million, an increase of 7% over the prior year.

Adjusted EBITDA before Real Estate and Impairment was $13.5 million compared to $10.2 million in the prior year. The principal variances from the fourth quarter of 2008 included results from owned hotels in Italy (up $3.8 million), Grand Hotel Europe, St Petersburg (up $1.8 million), La Samanna, St. Martin (down $1.5 million), Mount Nelson Hotel, Cape Town (down $1.6 million), and Venice Simplon-Orient-Express (up $1.1 million).

In October, the Company entered into conditional agreements to purchase two hotels in Taormina, Sicily — the 83-room Grand Hotel Timeo, widely considered the most luxurious hotel in Taormina, and the 78-room Villa Sant’Andrea, a nearby hotel on the city’s Bay of Mazzaro with a private beach.  The acquisition was completed in January 2010. The total price of the two hotels was approximately $117 million, of which $37 million was paid in cash and the balance was in the form of assumption of existing and new indebtedness relating to the two properties.

In December, the Company’s 50% joint venture company, Peru OEH SA, acquired a fourth property in Peru, the existing Hotel Rio Sagrado in the Sacred Valley of the Incas.  The 21 suite property, which opened in April 2009, was acquired for US$7 million, funded from the joint venture’s cash reserves plus long term debt of $2.5 million.  This brings to five the number of Orient-Express hotels in Peru.

Also in December, agreement was reached to sell Lilianfels Blue Mountains, Australia for AUD21 million ($19.3 million). The cash proceeds from this sale were received in January 2010.

Finally in December, the Company signed an agreement to sell its La Cabaña restaurant in Buenos Aires including the real estate for $2.7 million. Completion is scheduled to take place in March 2010.

The sale of the Windsor Court Hotel, New Orleans to The Berger Company, Inc. was concluded in October for $44.3 million.

After taking account of the sale of Lapa Palace, Lisbon, in June 2009 for $42 million, the Company executed during the year four sales of non-core assets for a total amount of $108 million, of which a balance of $19 million will be received later in 2010.

In October, La Résidence d’Angkor in Siem Reap, Cambodia, opened eight luxury suites in a new wing of this boutique city resort, bringing the total number of rooms at the property to 62.  The rooms are located above a new Kong Kea Spa, which has six treatment rooms.

During the quarter, Hotel das Cataratas was relaunched under the Orient-Express brand, following a $27 million renovation to raise the hotel to international standards of style, design and service.

In December, the Company entered into a deferred sale agreement with the luxury destination club Quintess, The Leading Residences of the World, which has the option to purchase four of La Samanna’s free-standing villas for proceeds of $16 million in the first year, $17 million in the second year or $18 million in the third year and will make option payments of up to approximately $0.9 million on each villa.

Porto Cupecoy enjoyed strong sales in the run-up to completion of the construction, with ten apartment contracts signed during the quarter, and a further five units sold since the end of the year. This means that 99 units or 54% of the total are now sold.  The grand opening of the development took place in January 2010.

On January 19, 2010, the Company completed its public offering of 13.8 million class A common shares including 1.8 million shares covered by the underwriters’ over-allotment option which was exercised in full.  The Company intends to use the net proceeds, $131 million, primarily to pay the cash portion of the purchase price of the two hotels in Taormina, Sicily, and for debt reduction and general corporate purposes.

Regional Performance

Europe:  In the fourth quarter, revenues from Owned Hotels were $28.2 million, up 23% from $23.0 million in the fourth quarter of 2008.  Same store RevPAR for the region fell by 7% in local currency.  EBITDA was $1.0 million in 2009 versus an EBITDA loss of $4.1 million in the prior year.  For the region, the effect of the weakening US dollar in the fourth quarter of 2009 compared to a strengthening US dollar in the fourth quarter of 2008 had a $3.2 million positive impact on EBITDA versus the prior year.

North America:  Revenue was $24.6 million in the fourth quarter, including $11.6 million from Charleston Place.  Excluding this hotel, revenue was $1.5 million lower than the fourth quarter of 2008. Excluding EBITDA of $3.2 million from Charleston Place, there was an EBITDA decrease of $1.1 million. Same store RevPAR for the region fell by 18%.

Southern Africa:  Revenue of $9.2 million was 9% lower year over year, and EBITDA of $2.6 million was $1.6 million lower than the fourth quarter of 2008.

South America:  Revenue was $19.6 million in the fourth quarter, compared to $14.7 million in the prior year. EBITDA was unchanged at $4.1 million.  Copacabana Palace had a RevPAR increase of 27% in local currency, and EBITDA was up by $0.4 million.  Hotel das Cataratas, which was relaunched as an Orient-Express hotel in October 2009, contributed an EBITDA loss of $1.2 million, compared to an EBITDA loss of $0.6 million in the prior year.

Asia Pacific:  Revenue for the fourth quarter of 2009 was $5.2 million, an increase of 7% year over year. EBITDA was $1.7 million compared to $1.5 million in the fourth quarter of 2008. Same store RevPAR in local currency for the region increased by 4%.

Hotel management and part-ownership interests:  EBITDA for the fourth quarter of 2009 was $1.2 million compared to $5.7 million in the fourth quarter of 2008, which included $3.5 million of EBITDA from Charleston Place. The fall in EBITDA on a same store basis was mostly attributable to Hotel Ritz Madrid, which continues to operate in adverse market conditions.

Restaurants:  Revenue from restaurants in the fourth quarter of 2009 was $5.7 million, compared to $6.3 million in the fourth quarter of 2008, and EBITDA was $1.7 million compared to $2.0 million in the prior year.

Trains and Cruises:  Revenue increased by 7% to $16.2 million in the fourth quarter of 2009. EBITDA increased by $1.9 million to $4.6 million. The prior year quarter included a non-recurring restructuring charge of $0.8 million.

Central costs:  In the fourth quarter of 2009, central costs were $6.5 million compared with $11.0 million in the prior year period. The prior year quarter included $3.3 million of restructuring charges and other non-recurring costs.

Real Estate:  In the fourth quarter of 2009 there was an EBITDA loss of $1.9 million from real estate activities, primarily relating to sales and marketing costs for Porto Cupecoy, which have been expensed in the current year in line with US GAAP.  During the quarter, a further ten units were sold for a total value of $6.7 million.

Depreciation and amortization:  The depreciation and amortization charge for the fourth quarter of 2009 was $11.3 million compared with $7.7 million in the fourth quarter of 2008.  The current quarter includes $1.4 million relating to Charleston Place, which was consolidated from January 1, 2009.  Additionally, there was a $0.4 million impact from the effect of the weakening US dollar in the fourth quarter of 2009 compared to a strengthening US dollar in the fourth quarter of 2008.

Interest:  The interest charge for the fourth quarter of 2009 was $6.7 million compared to $13.8 million in the fourth quarter of 2008. The prior year quarter included a non-cash charge of $4.3 million arising on interest rate swaps that did not qualify for hedge accounting.

Tax:  The tax charge for the fourth quarter of 2009 was $2.6 million, including ASC 740 credits of $0.1 million and excluding a tax charge in respect of discontinued operations of $2.1 million, compared to a credit of $7.9 million in the same quarter in the prior year, which included ASC 740 credits of $12.7 million but excluded a tax charge in respect of discontinued operations of $1.6 million.  Excluding ASC 740 credits, the Company’s reported tax charge would have been $2.7 million for the 2009 quarter and $4.8 million for the same quarter last year.

Discontinued operations:  The charge for the fourth quarter of 2009 was $7.7 million.  Discontinued operations in the fourth quarter include the results of Bora Bora Lagoon Resort, La Cabaña and Lilianfels Blue Mountains.  The charge includes an operating loss in the quarter, net of tax, of $3.6 million, a loss on sale of the Windsor Court Hotel of $1.1 million and an expense of $2.9 million in respect of an insurance claim relating to the Windsor Court.

Investment:  The Company invested $11.0 million during the quarter in the Company’s development at Porto Cupecoy and $2.6 million in Hotel das Cataratas.  There was additional capital expenditure in the fourth quarter of $5.3 million.

Liquidity and Capital Reserves

At December 31, 2009, the Company had long term debt of $811.7 million, working capital loans of $6.7 million and cash balances of $92.0 million (including $19.9 million of restricted cash), giving a total net debt of $726.4 million compared with total net debt of $705.8 million at the end of the third quarter of 2009.  Additionally, at December 31, 2009, Other Liabilities Held for Sale included $6.8 million of debt relating to Lilianfels Blue Mountains, which was repaid in January 2010 when the hotel was sold.

At December 31, 2009, undrawn amounts available to the Company under committed short-term lines of credit were $30.6 million and undrawn amounts available to the Company under secured revolving credit facilities were $12.0 million, bringing total cash availability at December 31, 2009, to $134.6 million, including restricted cash of $19.9 million. The Company’s liquidity was improved by $94 million after raising $131 million from its equity offering, which was completed on January 19, 2010, and after paying $37 million for the cash portion of the purchase price for the two hotels acquired in Taormina, Sicily.  The acquisition of these two hotels included the assumption of existing and new indebtedness of $80.0 million relating to the properties maturing mostly in 2013.

At December 31, 2009, approximately 56% of the Company’s debt was at fixed interest rates and 44% was at floating interest rates. The weighted average maturity of the debt was approximately 2.8 years and the weighted average interest rate (including margin and swaps) was approximately 3.5%.

Recent Events in Peru, Bora Bora and Madeira

Heavy rains in late January 2010 caused flooding in the Machu Picchu region of Peru resulting in a series of landslides which severely damaged and eroded railway tracks of the Company’s rail joint venture between Cuzco, Ollantaytambo and Machu Picchu.  Services are currently suspended and none of the joint venture’s trains has been able to operate between Ollantaytambo and Machu Picchu since January 23.

Engineers from the Company’s rail joint venture have repaired the track between Machu Picchu and Hydroelectrica, a town upriver from Machu Picchu, and estimate that works to the damaged tracks between Ollantaytambo and Machu Picchu, the main access route for tourist and local trains from Cuzco, will be completed by early April, subject to favorable weather conditions.

Management expects the cost of repairs and the disruption to rail operations to be covered by the rail joint venture’s insurance.

The 31 room Machu Picchu Sanctuary Lodge, part of the Company’s hotel joint venture in Peru was not damaged by the floods.  Hotel Rio Sagrado, in the Sacred Valley, has reopened, having been evacuated when river levels were very high.  The property was not damaged.

On February 4, 2010, Bora Bora Lagoon Resort & Spa, French Polynesia, was hit by tropical Cyclone Oli, with wind speeds reaching 160km per hour.  The resort sustained damage and is not expected to re-open before September 2010.  It is covered under the Company’s global insurance program.

On February 20, 2010, Madeira experienced heavy rains which temporarily closed the airport and caused major flooding in Funchal.  Reid’s Palace was not damaged and is operating normally, but it is not yet known what the impact of cancellations may be.  Guests who do not wish to travel in the next couple of weeks are being allowed to rebook during 2010.

Outlook

Commenting on strategy for the year ahead, Paul White said, “In 2010, we will continue with the key strategic actions which we started in 2008, including further sales of non-core assets, the ongoing enhancement of the Orient—Express brand, the sale of developed real estate, and tight controls on both operating and capital expenditure. These strategies, coupled with a determined approach to revenue and EBITDA management, should see debt levels continue to decrease and our net debt to EBITDA and debt service coverage ratio further improved.”

*******

Reconciliation and Adjustments

	Three months ended December 31		Twelve months ended December 31
$’000 – except per share amounts	2009	2008	2009	2008
EBITDA from continuing operations	12,896	(28,785)	69,222	87,120
Adjusted items:
Management restructuring and related costs (1)	—	2,493	1,472	2,493
Impairment (2)	—	29,099	6,500	29,099
Gain on insurance proceeds (3)	(1,385)	—	(1,385)	—
Abandoned projects (4)	—	1,418	—	1,497
Legal costs (5)	6	690	654	690
Porto Cupecoy (6)	—	5,247	—	4,866
Adjusted EBITDA from continuing operations	11,517	10,162	76,463	125,765

US GAAP reported net loss	(16,830)	(48,056)	(68,797)	(26,551)
Discontinued operations net of tax	7,744	8,247	49,520	27,635
Net (loss)/ earnings from continuing operations	(9,086)	(39,809)	(19,277)	1,084
Adjusted items net of tax:
Management restructuring and related costs (1)	—	1,885	1,080	1,885
Impairment (2)	—	29,099	6,500	29,099
Gain on insurance proceeds (3)	(1,385)	—	(1,385)	—
Abandoned projects (4)	—	1,418	—	1,497
Legal costs (5)	6	690	654	690
Porto Cupecoy (6)	—	5,247	—	4,902
Interest rate swaps (7)	(142)	3,881	823	4,022
Foreign exchange (8)	1,049	(2,330)	806	(4,392)
Adjusted net (loss)/earnings from continuing operations	(9,558)	81	(10,799)	38,787
Reported EPS	(0.22)	(1.04)	(1.01)	(0.61)
Reported EPS from continuing operations	(0.12)	(0.86)	(0.28)	0.03
Adjusted EPS from continuing operations	(0.12)	0.00	(0.16)	0.89
Number of shares (millions)	76.84	46.35	68.05	43.44

(1)       Restructuring and redundancy costs incurred as part of the Company’s cost reduction program

(2)       Goodwill and fixed asset impairment charges recorded on three owned properties in 2009 and three owned properties and one joint venture in 2008

(3)       A gain on the settlement of insurance proceeds received for cyclone-damaged assets on the Road to Mandalay ship

(4)       Costs associated with certain projects which the Company has decided not to pursue

(5)       Legal costs incurred in defending the Company’s class B common share structure including a Special General Meeting in 2008 and litigation in 2009

(6)       In Q4 2008 there was a change in the application of the accounting policy for revenue recognition resulting in the reversal of revenues and earnings previously recognized

(7)       Swaps that did not qualify for hedge accounting

(8)       Foreign exchange, net of tax, a non-cash item arising on the translation of certain assets and liabilities denominated in currencies other than the reporting currency of the entity concerned

Management evaluates the operating performance of the Company’s segments on the basis of segment net earnings before interest, foreign currency, tax (including tax on unconsolidated companies), depreciation and amortization (EBITDA), and believes that EBITDA is a useful measure of operating performance, for example to help determine the ability  to incur capital expenditure or service indebtedness, because it is not affected by non-operating factors such as leverage and the historic cost of assets.  EBITDA is also a financial performance measure commonly used in the hotel and leisure industry, although the Company’s EBITDA may not be comparable in all instances to that disclosed by other companies.  EBITDA does not represent net cash provided by operating, investing and financing activities under U.S. generally accepted accounting principles (U.S. GAAP), is not necessarily indicative of cash available to fund all cash flow needs, and should not be considered as an alternative to earnings from operations or net earnings under U.S. GAAP for purposes of evaluating operating performance.

Adjusted net earnings, adjusted net earnings from continuing operations, and adjusted E.P.S. of the Company are non-GAAP financial measures and do not have any standardized meanings prescribed by U.S. GAAP.  They are, therefore, unlikely to be comparable to similar measures presented by other companies, which may be calculated differently, and should not be considered as an alternative to net earnings, cash flow from operating activities or any other measure of performance prescribed by U.S. GAAP.  Management considers adjusted net earnings, adjusted net earnings from continuing operations, and adjusted E.P.S. to be meaningful indicators of operations and uses them as measures to assess operating performance because, when comparing current period performance with prior periods and with budgets, management does so after having adjusted for non-recurring items, foreign exchange (a non-cash item) and significant disposals of assets or investments, which could otherwise have a material effect on the comparability of the Company’s core operations.  Adjusted net earnings, adjusted net earnings from continuing operations, and adjusted E.P.S. are also used by investors, analysts and lenders as measures of financial performance because, as adjusted in the foregoing manner, the measures provide a consistent basis on which the performance of the Company can be assessed.

This news release and related oral presentations by management contain, in addition to historical information, forward-looking statements that involve risks and uncertainties.  These include statements regarding earnings outlook, investment plans, debt reduction, asset sales and similar matters that are not historical facts.  These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements.  Factors that may cause a difference include, but are not limited to, those mentioned in the news release, unknown effects on the travel and leisure markets of terrorist activity and any police or military response, varying customer demand and competitive considerations, failure to realize hotel bookings and reservations and planned property development sales as actual revenue, inability to sustain price increases or to reduce costs, rising fuel costs adversely impacting customer travel and the Company’s operating costs, fluctuations in interest rates and currency values, uncertainty of negotiating and completing proposed asset sales, capital expenditures and acquisitions, inability to reduce funded debt as planned or to agree bank loan agreement waivers or amendments, adequate sources of capital and acceptability of finance terms, possible loss or amendment of planning permits and delays in construction schedules for expansion or development projects, delays in reopening properties closed for repair or refurbishment and possible cost overruns, shifting patterns of tourism and business travel and seasonality of demand, adverse local weather conditions, changing global and regional economic conditions in many parts of the world and weakness in financial markets, legislative, regulatory and political developments, and possible continuing challenges to the Company’s corporate governance structure.  Further information regarding these and other factors is included in the filings by the Company with the U.S. Securities and Exchange Commission.

******

Orient-Express Hotels will conduct a conference call on Wednesday, February 24, 2010 at 10.00 hrs ET (15.00 GMT) which is accessible at +1 866 966 5335 (US toll free) or +44 (0)20 3037 9120 (Standard International access).  The conference ID is ‘Orient-Express’.  A re-play of the conference call will be available until 5.00pm (ET) Wednesday, March 3, 2010 and can be accessed by calling +1 866 583 1035 (US toll free) or +44 (0)20 8196 1998 (Standard International) and entering replay access number 3917290#.  A re-play will also be available on the company’s website: www.orient-expressinvestorinfo.com.

ORIENT-EXPRESS HOTELS LTD

Three Months ended December 31, 2009

SUMMARY OF OPERATING RESULTS

(Unaudited)

	Three months ended December 31
$’000 – except per share amount	2009	2008
Revenue and earnings from unconsolidated companies
Owned hotels
- Europe	28,234	23,021
- North America	24,609	14,442
- Rest of World	37,621	32,125
Hotel management & part ownership interests	1,221	5,684
Restaurants	5,719	6,337
Trains & Cruises	16,193	15,195
Revenue and earnings from unconsolidated companies before Real Estate	113,597	96,804
Real Estate	18	(26,134)
Total (1)	113,615	70,670

Analysis of earnings
Owned hotels
- Europe	971	(4,062)
- North America	2,622	519
- Rest of World	8,840	9,722
Hotel management & part ownership interests	1,221	5,684
Restaurants	1,726	2,002
Trains & Cruises	4,588	2,663
Central overheads	(6,514)	(10,964)
EBITDA before Real Estate and Impairment	13,454	5,564
Real Estate	(1,943)	(5,250)
EBITDA before Impairment & Gain on insurance proceeds	11,511	314
Impairment	—	(29,099)
Gain on insurance proceeds	1,385	—

EBITDA	12,896	(28,785)
Depreciation & amortization	(11,285)	(7,728)
Interest	(6,740)	(13,809)
Foreign exchange	(1,367)	2,653
Losses before tax	(6,496)	(47,669)
Tax	(2,590)	7,860
Net losses from continuing operations	(9,086)	(39,809)
Discontinued operations	(7,744)	(8,247)
Net losses on common shares	(16,830)	(48,056)

Losses per common share	(0.22)	(1.04)
Number of shares – millions	76.84	46.35

(1)                                  Comprises earnings from unconsolidated companies of $2,331,000 (2008 - $5,434,000) and revenue of $111,284,000 (2008 - $65,236,000).

ORIENT-EXPRESS HOTELS LTD

Three Months Ended December 31, 2009

SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS

	Three months ended December 31
	2009	2008
Average Daily Rate (in U.S. dollars)
Europe	538	367
North America	349	381
Rest of World	321	278
Worldwide	373	326

Rooms Available (000’s)
Europe	64	65
North America	67	66
Rest of World	118	111
Worldwide	249	242

Rooms Sold (000’s)
Europe	25	25
North America	37	38
Rest of World	63	66
Worldwide	125	129

RevPAR (in U.S. dollars)
Europe	207	142
North America	191	219
Rest of World	171	166
Worldwide	186	174

			Change %
			Dollar	Local currency
Same Store RevPAR (in U.S. dollars)
Europe	207	146	42%	-7%
North America	271	330	-18%	-18%
Rest of World	183	169	8%	-3%
Worldwide	203	183	11%	-7%

ORIENT-EXPRESS HOTELS LTD

Twelve Months ended December 31, 2009

SUMMARY OF OPERATING RESULTS

(Unaudited)

	Twelve months ended December 31
$’000 – except per share amount	2009	2008

Revenue and earnings from unconsolidated companies
Owned hotels
- Europe	161,446	217,121
- North America	100,486	64,214
- Rest of World	116,182	129,317
Hotel management & part ownership interests	2,995	23,302
Restaurants	14,436	18,499
Trains & Cruises	68,398	88,296
Revenue and earnings from unconsolidated companies before Real Estate	463,943	540,749
Real Estate	1,706	(14,154)
Total (1)	465,649	526,595

Analysis of earnings
Owned hotels
- Europe	38,328	61,215
- North America	14,579	9,455
- Rest of World	25,453	32,000
Hotel management & part ownership interests	2,995	23,302
Restaurants	1,757	3,518
Trains & Cruises	20,571	24,279
Central overheads	(25,870)	(31,117)
EBITDA before Real Estate and Impairment	77,813	122,652
Real Estate	(3,476)	(6,433)
EBITDA before Impairment & Gain on insurance proceeds	74,337	116,219
Impairment	(6,500)	(29,099)
Gain on insurance proceeds	1,385	—
EBITDA	69,222	87,120
Depreciation & amortization	(40,830)	(34,772)
Interest	(31,068)	(46,874)
Foreign exchange	(1,058)	4,774
(Losses)/earnings before tax	(3,734)	10,248
Tax	(15,543)	(9,164)
Net (losses)/earnings from continuing operations	(19,277)	1,084
Discontinued operations	(49,520)	(27,635)
Net losses on common shares	(68,797)	(26,551)

Losses per common share	(1.01)	(0.61)
Number of shares – millions	68.05	43.44

(1)                                  Comprises earnings from unconsolidated companies of $8,693,000 (2008 – $23,757,000) and revenue of $456,956,000 (2008 – $502,838,000).

ORIENT-EXPRESS HOTELS LTD

Twelve Months Ended December 31, 2009

SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS

	Twelve months ended December 31
	2009	2008
Average Daily Rate (in U.S. dollars)
Europe	682	795
North America	342	374
Rest of World	293	280
Worldwide	407	442

Rooms Available (000’s)
Europe	276	282
North America	271	269
Rest of World	448	430
Worldwide	995	981

Rooms Sold (000’s)
Europe	127	153
North America	150	175
Rest of World	221	262
Worldwide	498	590

RevPAR (in U.S. dollars)
Europe	313	432
North America	189	243
Rest of World	145	170
Worldwide	204	266

			Change %
			Dollar	Local currency
Same Store RevPAR (in U.S. dollars)
Europe	313	435	-28%	-21%
North America	272	359	-24%	-23%
Rest of World	158	181	-13%	-12%
Worldwide	230	299	-23%	-19%

ORIENT-EXPRESS HOTELS LTD

CONSOLIDATED AND CONDENSED BALANCE SHEETS

(Unaudited)

$’000	December 31 2009	December 31 2008

Assets

Cash	92,045	77,432
Accounts receivable	59,905	44,927
Due from related parties	19,385	9,676
Prepaid expenses	22,331	19,263
Inventories	44,191	42,873
Other assets held for sale	41,770	180,930
Real estate assets	120,288	83,983
Total current assets	399,915	459,084

Property, plant & equipment, net book value	1,403,773	1,329,955
Investments	58,432	67,464
Goodwill	149,180	153,502
Other intangible assets	20,982	20,255
Other assets	40,408	38,536
	2,072,690	2,068,796

Liabilities and Equity

Working capital facilities	6,666	54,179
Accounts payable	23,575	23,085
Accrued liabilities	74,569	71,549
Deferred revenue	68,784	55,783
Other liabilities held for sale	11,847	86,410
Current portion of long-term debt and capital leases	173,388	138,813
Total current liabilities	358,829	429,819

Long-term debt and obligations under capital leases	638,346	652,980
Deferred income taxes	160,742	160,352
Other liabilities	34,295	41,476
Total liabilities	1,192,212	1,284,627

Shareholders’ equity	878,709	782,598
Non-controlling interests	1,769	1,571
Total equity	880,478	784,169
	2,072,690	2,068,796